Exhibit 10.1

PACTIV EVERGREEN INC.

RECOUPMENT AGREEMENT

This Recoupment Agreement, dated as of December [__], 2024 (this “Agreement”), is entered into by and between Pactiv Evergreen Inc., a Delaware corporation (the “Company”), and [__] (the “Executive”).

R E C I T A L S

WHEREAS, on the date hereof, the Company, Novolex Holdings, LLC, a Delaware limited liability company (“Parent”), and Alpha Lion Sub, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub agreed to merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (and capitalized terms used but not defined herein have the meanings provided in the Merger Agreement);

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined to cause the acceleration into 2024 of certain compensation to the Executive that otherwise could have been paid in 2025; and

WHEREAS, the Committee is willing to provide such acceleration solely on the condition that the Executive timely executes and returns this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Accelerated Payment of AIP and Certain PSUs and RSUs. Subject to the Executive’s continued employment with the Company or one of its direct or indirect wholly-owned subsidiaries (the “Company Group”) through December 16, 2024, the Company shall accelerate the following amounts into the last payroll cycle of calendar year 2024:

(a)
Acceleration of AIP. An amount in respect of the Executive’s entitlement under the Company’s 2024 Annual Incentive Plan (the “2024 AIP”) equal to 90.49% of the Executive’s target annual incentive plan payment based on eligible compensation during 2024, without adjustment for individual performance (the “Accelerated AIP Payment”).

(b)
Acceleration of PSUs. The vesting and settlement of the Executive’s performance share units of the Company that were granted during calendar year 2022 and that would otherwise have vested and settled during the first half of 2025, together with all dividend equivalent shares accrued thereon (the “Accelerated PSUs”). The Settlement Percentage, as defined in the applicable equity award agreement, for the Accelerated PSUs shall be 200%.

Exhibit 10.1

(c)
Acceleration of RSUs. The vesting and settlement of the Executive’s restricted share units of the Company that are scheduled to vest and settle in accordance with their terms during the first half of 2025, together with all dividend equivalent shares accrued thereon (the “Accelerated RSUs” and, together with the Accelerated AIP Payment and the Accelerated PSUs, the “Accelerated Payments”).

Notwithstanding the Accelerated AIP Payment provided for in Section 1(a), the Company, acting through the Committee, shall determine the final amount payable to the Executive pursuant to the 2024 AIP at the time that it determines the amounts payable to other employees of the Company pursuant to the 2024 AIP in the ordinary course consistent with past practice during the first quarter of 2025 and in a manner consistent with Section 5.7(b) of the Merger Agreement (the “Final Reconciliation”). The Executive acknowledges and agrees that the Executive’s Accelerated AIP Payment shall accordingly be subject to a final reconciliation at that time, in connection with which the Executive may (i) receive an additional payment in connection with the 2024 AIP (if the amount owed to the Executive as so finally determined exceeds the Accelerated AIP Payment) or (ii) be subject to the recoupment provisions of Section 2(b) in connection with the Accelerated AIP Payment (if the amount owed to the Executive as so finally determined is less than the Accelerated AIP Payment, as set forth in such Section 2(b)). Except for any additional payment pursuant to clause (i) of the immediately preceding sentence, the Executive hereby agrees that the Executive will be entitled to no additional amounts in respect of the 2024 AIP, the Accelerated PSUs or the Accelerated RSUs, other than the amounts paid or provided pursuant to Section 1 of this Agreement.

Section 2. Recoupment of Accelerated Payments.

(a)
Recoupment on Termination. If the Executive’s employment with the Company Group terminates on or before the earlier of the Closing and the time that the accelerated amounts would have otherwise been vested, earned or paid in accordance with their terms and the Company’s historical practices, other than pursuant to a Qualifying Termination, then the Executive shall, and the Executive hereby agrees to, repay to the Company an amount in cash and/or to a reduction in other amounts owing to the Executive from the Company in connection with such termination (as determined by the Company), equal to the sum of (i) the amount of the Accelerated AIP Payment and (ii) the amount obtained by multiplying (x) the gross number of shares of the common stock of the Company (“Shares”) into which the Accelerated PSUs and Accelerated RSUs were settled (including dividend equivalent shares) by (y) the Share Multiple (such sum, the “Termination Recoupment Payment”). For purposes of this Section 2, a Termination Recoupment Payment is triggered on the effective date of the applicable termination.

(b)
Recoupment on Final Reconciliation. In connection with the Final Reconciliation, if the Committee determines that the Adjusted EBITDA of the Company for 2024 is more than $10 million less than the estimated performance levels applied to determine the Accelerated AIP Payments, then:

Exhibit 10.1

(i)
The Executive shall, and the Executive hereby agrees to, repay to the Company an amount in cash and/or to a reduction in other amounts owing to the Executive from the Company (as determined by the Company), equal to the amount by which the Accelerated AIP Payment exceeds the amount to which the Executive should have been entitled under the 2024 AIP, as determined in a manner consistent with Section 5.7(b) of the Merger Agreement (the “AIP Recoupment Payment,” and collectively with the Termination Recoupment Payment, the “Recoupment Payments”).

(ii) The Company shall recommend that the Committee (x) make the same discretionary adjustments to the 2024 AIP as it made in connection with making the preliminary determinations of the amounts to accelerate pursuant to this Agreement and (y) disregard the impact of any agreements entered into in connection with the Merger Agreement, including this Agreement and other agreements like it, in calculating the Adjusted EBITDA of the Company for purposes of conducting the Final Reconciliation with respect to the 2024 AIP.

(iii) For purposes of this Section 2, an AIP Recoupment Payment, if owed, is triggered by the adoption by the Committee of resolutions adopting a Final Reconciliation.

(c)
Share Multiple. For purposes of this Section 2, the “Share Multiple” means, (x) if clause (y) does not apply, then $18.00, and (y) if, as of the occurrence of the event giving rise to the obligation to make a Recoupment Payment, the Merger has not been consummated and the Merger Agreement is no longer in effect, then the closing price of the Shares on the Nasdaq Stock Exchange as of the date specified in Section 2(d).

(d)
Timing. If the Executive becomes required to make a Recoupment Payment, it shall be paid to the Company not later than 30 business days after the date of the event giving rise to the obligation to make such Recoupment Payment.

(e)
Reimbursement of Expenses. If the Executive is required to make a Recoupment Payment and fails to do so in a timely manner, the Executive shall reimburse the Company for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking such Recoupment Payment.

(f)
Definition. “Qualifying Termination” means an Involuntary Termination within the meaning of the Company’s Involuntary Termination Protection Policy (including, if applicable, the Executive’s Participation Agreement with the Company entered into in connection therewith).

Section 3. Acknowledgments. The Executive hereby acknowledges and agrees that the Executive (a) has read and understood this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any of its subsidiaries, officers, directors, employees or other representatives other than those contained herein and has entered into this Agreement freely based on the Executive’s own judgment, (b) has

Exhibit 10.1

had the opportunity to consult with legal counsel of the Executive’s choice in connection with the execution of this Agreement and (c) has been advised to consult with the Executive’s own tax advisor regarding the tax consequences of this Agreement, including in connection with a Recoupment Payment.

Section 4. Miscellaneous.

(a)
Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(b)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns.

(c)
Neither this Agreement, nor any modification thereof, nor the payment of any benefits or any other action or omission taken subject hereto shall be construed as giving the Executive, or any person whomsoever, the right to be retained in the service of the Company Group. The Executive’s employment with the Company Group is “at-will,” meaning that either the Executive or the Company may terminate the employment at any time and for any reason.

(d)
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any principles of conflicts of law that would cause the laws of any other jurisdiction to apply. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any right they may have to trial by jury.

(e)
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f)
This Agreement constitutes the entire agreement between the Executive and the Company with regard to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Executive and the Company with respect to the subject matter hereof.

(g)
This Agreement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to his or her individual situation. Each individual must evaluate his or her unique situation and make his or her own decisions related to the payments described above and the terms and conditions thereof. This Agreement does not guarantee any particular tax outcome for the Executive.

[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PACTIV EVERGREEN INC.

By: ________________________

Name: J.D. Bowlin

Title: Chief Human Resources Officer

EXECUTIVE

_______________________________

Name: